UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 22, 2019

Sphere 3D Corp.
(Exact name of registrant as specified in its charter)

Ontario, Canada	001-36532	98-1220792
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

895 Don Mills Road, Bldg. 2, Suite 900 Toronto, Ontario	M3C 1W3
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (858) 571-5555

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Item 8.01	Other Events.

On July 22, 2019, the Nasdaq Hearings Panel (the "Panel") issued a decision granting the request of Sphere 3D Corp. (the "Company") for continued listing of our common stock on The Nasdaq Capital Market pursuant to an extension through September 30, 2019 to demonstrate compliance with the $2.5 million stockholders' equity requirement for continued listing, as set forth in Nasdaq Listing Rule 5550(b)(1) (the "Stockholders' Equity Requirement"). Pursuant to the Panel's decision, the Company is required to report to the Panel by August 15, 2019 that it has completed certain components of its compliance plan.

On November 12, 2018, we first received a letter from the Staff of The Nasdaq Stock Market LLC ("Nasdaq") notifying us that we were not in compliance with the Stockholders' Equity Requirement because the Company's stockholders' equity of $707,000 reported in the Company's Quarterly Report on Form 10-Q for the period ended September 30, 2018, was below the required minimum of $2.5 million. The Company submitted a plan to regain compliance, which was accepted by the Nasdaq Staff on January 11, 2019.  On May 14, 2019, we received written notification from the Nasdaq Staff that we had not regained compliance with the Stockholders' Equity Requirement, as required. Accordingly, we requested a hearing before the Panel, which was held on July 11, 2019, and which was the basis for the Panel's decision. While the Company is making every effort to regain compliance as promptly as possible, there can be no assurance that the Company will be able to regain compliance by the Panel's deadline or that the Panel would be willing to extend the deadline, if the Company made such a request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 25, 2019	SPHERE 3D CORP. By: /s/ Kurt L. Kalbfleisch Kurt L. Kalbfleisch Chief Financial Officer and Senior Vice President